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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 5, 2004


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                             SOLA INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)


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

                Delaware                                1-13606                              94-3189941
    (State or other jurisdiction of             (Commission file number)                  (I.R.S. Employer
     incorporation or organization)                                                      Identification No.)

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                      10590 West Ocean Air Drive, Suite 300
                               San Diego, CA 92130
                    (Address of principal executive offices)

                                 (858) 509-9899
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

     On December 5, 2004, Sola International Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Carl Zeiss TopCo GmbH, a German company ("GMBH"), and Sun Acquisition, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of GMBH (the "Merger Subsidiary"). The Merger Agreement provides for the acquisition of the Company by GMBH pursuant to a merger (the "Merger") of the Merger Subsidiary with and into the Company with the Company surviving as an indirect wholly-owned subsidiary of GMBH. Subject to the terms and conditions of the Merger Agreement, each issued and outstanding share of the Company's common stock would be converted into the right to receive $28.00 in cash. The consummation of the Merger is subject to the approval of the Company's stockholders, United States and international antitrust approvals, completion of the financing for the Merger, contribution by Carl Zeiss AG of certain businesses to GMBH and other customary closing conditions.

     GMBH has received a commitment letter for a portion of the financing needed to complete the Merger. The commitment letter does not contain any significant conditions other than those set forth in the Merger Agreement and the completion of definitive documentation for the financing. The remainder of the financing will be provided by Carl Zeiss AG and the EQT III Fund.

     In connection with the Merger Agreement, on December 5, 2004, the Company, amended (the "Rights Agreement Amendment") the terms of its outstanding Preferred Stock Purchase Rights and its Rights Agreement, dated August 27, 1998, between the Company and BankBoston, N.A., as rights agent and predecessor to Equiserve Trust Company N.A., the current rights agent. The Rights Agreement Amendment exempts, among other things, the Merger Agreement and the transactions contemplated thereby from the operation of the Rights.

     Directors and certain executive officers of the Company have entered into a Voting and Support Agreement (the "Voting and Support Agreement") with GMBH and Merger Subsidiary pursuant to which such individuals have agreed, among other things, to vote all their shares of the Company's common stock in favor of the Merger.

     Messrs. Bishop, Ashcroft, Cross, Dutt and Packham, each an executive officer of the Company, have entered into amendments to their respective employment agreements with the Company (collectively, the "Employment Agreement Amendments"). Such amendments provide for, among other things, a change of control payment and a gross-up payment, if circumstances warrant, in the event the Merger or another change of control transaction is consummated.

     The Company Management Incentive Program has been amended to provide that a pro rata portion of the full amount payable under such program based on the fiscal year ending on the last day of the last fiscal month ended prior to the Merger would be paid in full at the Merger. Calculations of the aggregate amount to be paid under such program would be in a manner consistent with past practices. The Company reasonably anticipates such amounts to be consistent with amounts paid thereunder in with respect to the previous fiscal year (except (i) as may be impacted by any increase (or decrease) in profit/(loss) for such period and (ii) that the composition thereof with respect to individuals and/or geographic regions may be subject to variation).

     The foregoing descriptions of the Merger Agreement, the Rights Agreement Amendment, the Voting and Support Agreement and the Employment Agreement Amendments are qualified


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in their entirety by reference to the agreements themselves and to the Company's press release announcing the transaction. These agreements, in addition to the press release, are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8 and 99.1.

Item 3.03 Material Modification to Rights of Security Holders.

     (a) Reference is made to Item 1.01 for the description of the amendment to the Rights Agreement and the outstanding Preferred Stock Purchase Rights

     The foregoing description of the Rights Agreement Amendment is qualified in its entirety by reference to the agreement which is attached hereto as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

     Exhibits. The following exhibits are filed herewith:

        Exhibit No.       Description
        -----------       -----------

        10.1              Merger Agreement

        10.2              Form of Amendment No. 1 to Rights Agreement

        10.3              Voting and Support Agreement

        10.4              Amendment to Employment Agreement of Jeremy Bishop

        10.5              Amendment to Employment Agreement of Mark Ashcroft

        10.6              Amendment to Employment Agreement of David Cross

        10.7              Amendment to Employment Agreement of Ronald Dutt

        10.8              Amendment to Employment Agreement of Barry Packham

        99.1              Press Release



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 5, 2004


                                    SOLA INTERNATIONAL INC.


                                    By:  /s/ Jeremy C. Bishop
                                         ----------------------------------
                                         Name:   Jeremy C. Bishop
                                         Title:  President and Chief Executive
                                                 Officer